UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WCI Communities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following communication to shareholders was provided by WCI Communities, Inc. (“WCI”), on May 24, 2007:

WCI COMMUNITIES, INC.

24301 WALDEN CENTER DRIVE

BONITA SPRINGS, FLORIDA 34134

May 24, 2007

Dear Fellow Shareholder:

We are pleased to report continued progress in our efforts to maximize value for all of WCI’s shareholders. Your Board is moving forward expeditiously with a sale process that is open to all potential buyers. Over the coming weeks, the management of WCI will be meeting with several entities who have expressed an interest in acquiring WCI to educate them further about the Company’s unique assets and opportunities and assist them with their continuing due diligence.

YOUR BOARD OF DIRECTORS REMAINS COMMITTED TO CONTINUING ITS

EFFORTS TO CONDUCT AN OPEN AND FAIR SALE PROCESS DESIGNED TO

DELIVER MAXIMUM VALUE TO ALL WCI SHAREHOLDERS.

YOUR BOARD OF DIRECTORS HAS THE INDEPENDENCE AND CREDIBILITY TO

ENSURE THAT THE SALE PROCESS PRESENTLY UNDERWAY IS FAIR.

•	Carl Icahn has declined our offer to participate in the sale process.
•	He previously declined an offer to join our Board.
•	He let his highly conditional tender offer, one with 14 separate conditions, expire.
•	He has not offered any plan for managing the Company.
•	Yet, he is still asking shareholders to give him control of the Company’s Board through a proxy contest without any offer or other plan for delivering value to shareholders.

Re-electing your Board ensures that the current sale process will continue to be open and fair to maximize the value for all shareholders. It is abundantly clear that Mr. Icahn’s slate, if elected, could seek to dismantle the existing procedural safeguards of a limited-duration shareholder rights plan and certain statutory protections that are designed to protect the interests of all shareholders. While no assurance can be given that a sale transaction will be announced or consummated by the Company or with respect to the per share price that may be obtained in any such transaction, we are concerned that the election of Mr. Icahn’s slate of proposed directors also could jeopardize the current sale process.

The best way to protect your interests and ensure a fair process for the sale of your company is to sign, date and return your WHITE proxy card for this year’s Annual

Meeting to be held on Friday, June 15, 2007 to re-elect your current Board of Directors.

If you have any questions, require assistance with voting, or need additional copies of the Company’s proxy materials, please contact Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Thank you for your continued support.

Sincerely,

Jerry L. Starkey President and Chief Executive Officer	Don E. Ackerman Chairman

Important Information

WCI has filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders. WCI shareholders are strongly advised to read the definitive proxy statement carefully, as it contains important information. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by WCI with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement are also available for free at WCI’s Internet website at www.wcicommunities.com or by writing to WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 toll-free or by email at info@innisfreema.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of WCI’s shareholders is available in the definitive proxy statement filed on Form 14A with the SEC on Monday, April 30, 2007.